                                                                      EXHIBIT 12


                 TEXAS INSTRUMENTS INCORPORATED AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                              (Dollars in millions)


                                                                                                                 For Six Months
                                                                                                                 Ended June 30
                                                                                                              ------------------
                                                   1994        1995        1996        1997        1998        1998        1999
                                                  ------      ------      ------      ------      ------      ------      ------
Income from continuing operations before
  income taxes and fixed charges:
    Income before extraordinary item and
      interest expense on loans,
      capitalized interest amortized,
      and provision for income taxes .......      $  943      $1,530      $   65      $  825      $  710      $  140      $  904
    Add interest attributable to
      rental and lease expense .............          40          41          44          44          41          20          19
                                                  ------      ------      ------      ------      ------      ------      ------
                                                  $  983      $1,571      $  109      $  869      $  751      $  160      $  923
                                                  ======      ======      ======      ======      ======      ======      ======

Fixed charges:
  Total interest on loans (expensed
    and capitalized) .......................      $   58      $   69      $  108      $  114      $   85      $   43      $   40
  Interest attributable to rental
    and lease expense ......................          40          41          44          44          41          20          19
                                                  ------      ------      ------      ------      ------      ------      ------
Fixed charges ..............................      $   98      $  110      $  152      $  158      $  126      $   63      $   59
                                                  ======      ======      ======      ======      ======      ======      ======


Ratio of earnings to fixed charges .........        10.0        14.3           *         5.5         6.0         2.5        15.6
                                                  ======      ======      ======      ======      ======      ======      ======


* Not meaningful. The coverage deficiency was $43 million in 1996.